Exhibit 1.02

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

CDC Software Acquires TradeBeam, a Leading Cloud-Based Provider

of Global Supply Chain Visibility and Trade Management Solutions

SHANGHAI, ATLANTA, May 17, 2010 — CDC Software Corporation (NASDAQ: CDCS), a hybrid enterprise software provider of on-premise and cloud deployments, today announced that it has acquired San Mateo, Calif.-based TradeBeam, a leading provider of on-demand software as a service (SaaS) supply chain visibility and global trade management solutions. CDC Software and TradeBeam share several common customers, and TradeBeam represents CDC Software’s largest SaaS acquisition to date. This acquisition also represents CDC Software’s latest move in expanding its growing portfolio of cloud-based solutions and increasing recurring SaaS revenue significantly during the next few years.

With this acquisition, CDC Software plans to integrate TradeBeam’s SaaS applications into its CDC Supply Chain product line, which is expected to help customers improve supply chain visibility and automate their import and export global trade management and compliance processes. TradeBeam also offers additional cross-sell opportunities for CDC Software’s enterprise solution customers, who source and sell globally. In turn, Tradebeam customers are expected to benefit from CDC Ross ERP, CDC Factory’s manufacturing operations management solutions, CDC ActivPlant’s enterprise manufacturing intelligence solutions, and CDC eCommerce’s multi-tenant eCommerce platform for retailers and brand manufacturers. TradeBeam provides SaaS solutions for import and export compliance, global sourcing, collaborative forecast and inventory visibility, supply chain event management and global trade finance. TradeBeam holds several patents in its technology and has more than 1,000 customers with users in more than 100 countries worldwide.

CDC Software believes that global trade management is a growing market primarily due to economic globalization, increasing global trade volumes, including new revenue markets in developing countries that offer low cost material and labor resources. According to the Global Trade Management Worldwide Outlook report in 2008 by ARC Advisory Group, the global trade support market is expected to grow from more than $600 million in 2009 to more than $800 million by 2012, a compound annual growth rate of 10 percent. Also, TradeBeam and Stanford

University recently completed a joint study on the benefits of global trade automation, “How Enterprises and their Trading Partners Gain from Global Trade Automation: A New Process Model for the China-U.S. Trade Lane.” The research found that in many cases, companies could gain dramatically by implementing global trade best practices and accompanying automation, resulting in increased profitability by 10-40 percent, among other improvements.

“This is a very synergistic combination on many fronts,” said Edward Flaherty, CEO of TradeBeam. “Our solutions are a great fit for CDC Software’s growing installed base, especially with its CDC Supply Chain and CDC eCommerce products and their market presence in complementary vertical industries such as automotive, medical device and retail industries. We expect that TradeBeam and its customers will benefit immensely from the global breadth of CDC Software’s technology and business infrastructure, especially their extensive operations in China, and the company’s broad portfolio of complementary solutions. In fact, parts of the Chinese government are already users of TradeBeam’s import and export compliance solutions.”

“We believe the global trade management market will continue to see strong growth and offer us numerous revenue opportunities since companies are selling more and more of their products globally and increasingly moving their manufacturing and sourcing offshore,” said Bruce Cameron, president of CDC Software. “Like many of our past acquisitions, TradeBeam fits into CDC Software’s disciplined acquisition criteria and is expected to be earnings accretive immediately. We also believe our margin will expand further as we take advantage of more cross selling and cost savings opportunities when TradeBeam is fully integrated into CDC Software’s global business and technology platform.”

Cameron added, “Tradebeam and CDC Software share many complementary vertical markets, including financial services, retail, medical and high-tech and logistics, which we expect will present strong cross-sell opportunities. We are especially pleased to see signs of a rebound in the global automotive market, especially in China. Notably, we also share common customers such as General Motors, Johnson Controls, Inc., Renault and Stryker. We believe that TradeBeam technology, with its numerous patents, is an excellent addition to our already strong SaaS product portfolio and that it will help us further increase our recurring SaaS revenue. We believe our forward-thinking goal of reaching 70 percent of revenue coming from maintenance and recurring SaaS revenue in the next few years will help position us solidly for long-term growth and further enhance the value of the company for its stakeholders.”

Revolution Partners, a division of Morgan Keegan & Company, Inc. acted as financial advisor to TradeBeam, while Morgan, Lewis & Bockius LLP provided legal counsel to TradeBeam.

About TradeBeam

TradeBeam is a Global Trade Management (GTM) software and services company providing on demand solutions that streamline global trading for enterprises and their partners. TradeBeam’s integrated solution provides import and export compliance and visibility including inventory management, shipment tracking, and supply chain event management, as well as global trade finance solutions such as open account and letter of credit management. Founded in 1999 and headquartered in the San Francisco Bay Area, TradeBeam has operations in the United States, Europe, China, and India. www.tradebeam.com, which is not part of this press release.

About CDC Software

CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a hybrid enterprise software provider of on-premise and cloud deployments. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions including on-premise, hosted, cloud-based Software as a Service (SaaS) or blended-hybrid deployment offerings. CDC Software’s solutions include enterprise resource planning (ERP), manufacturing operations management, enterprise manufacturing intelligence, supply chain management (demand management, order management and warehouse and transportation management), e-Commerce, human capital management, customer relationship management (CRM), complaint management and aged care solutions.

CDC Software’s recent acquisitions are part of its “acquire, integrate, innovate and grow” strategy. Fuelling the success of this strategy is the company’s global scalable business and technology infrastructure featuring multiple complementary applications and services, domain expertise in vertical markets, cost effective product engineering centres in India and China, a highly collaborative and fast product development process using Agile methodologies, and a worldwide network of direct sales and channel operations. This strategy has helped CDC Software deliver innovative and industry-specific solutions to more than 6,000 customers worldwide within the manufacturing, distribution, transportation, retail, government, real estate, financial services, health care, and not-for-profit industries. For more information, please visit www.cdcsoftware.com.

About CDC Corporation

The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on hybrid enterprise software and services, CDC Global Services focused on IT consulting services, and outsourced R&D and application development, CDC Games focused on online games, and China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our strategies for expansion, our plans with respect to integration of TradeBeam, our expectations regarding the potential benefits of this acquisition to our customers and TradeBeam’s customers, our beliefs regarding potential synergies and cross-selling opportunities, our beliefs about the competitive and market position of our business and Tradebeam’s business, our beliefs regarding technology and products and the integration thereof, our expectations regarding our ability to attain future expansion and success with customers and in the global trade management market segment, our beliefs regarding the earnings accretive nature of this transaction and the potential effects on our margins, our beliefs regarding growth of the global trade management market, any projections or estimates regarding the potential benefit of implementing global best trade practices, our beliefs regarding the timing and availability for any products developed, and other statements that are not historical fact, the achievement of which involve risks, uncertainties or assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the global trade management markets, the ability of CDC Software and these products to address the business requirements of the market, demand for and market acceptance of these businesses’ technology, as well as: (a) the ability to realize strategic objectives by taking advantage of market opportunities; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations in our companies; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the ability to develop and market successful products and services; (f) the entry of new competitors and their technological advances; (g) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; and (h) the possibility of development or deployment difficulties or delays; If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. Also, the results and benefits experienced by customers and users set forth in this press release may differ from those of other users and customers. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.